Exhibit 99.1

AGREEMENT

Each of the undersigned (together with its affiliates, a “Party”) is a substantial shareholder of PG&E Corporation (the “Company”). The Parties desire to discuss terms by which they may be willing to provide capital commitments in connection with the Company’s plan of reorganization (“POR”) (the “Purpose”).

In furtherance of the foregoing, the Parties agree as follows:

1.    POR. The Parties will collaborate in good faith with each other and, if requested, the Company and Pacific Gas and Electric Company (“OpCo”) in respect of the Purpose; provided, however, that nothing herein constitutes a commitment, agreement or undertaking to accept, endorse or support any POR or provide or arrange any financing or other support related thereto.

2.    Interest in Equity Securities. (a) Each Party represents and warrants to the other Party that, as of the date of this Agreement, it beneficially owns (as that term is defined in SEC Rule 13d-3 (“Beneficial Ownership”)) the number of equity securities of the Company or OpCo set forth on the signature page hereto. Each Party will as promptly as practicable, and in any event within one business day, notify the other Party of any change in its Beneficial Ownership of equity securities of the Company or OpCo.

(b)    Unless a Party has terminated this Agreement as to itself pursuant to Section 6 hereof or this Agreement has otherwise been terminated pursuant to Section 6 hereof, no Party will increase its Beneficial Ownership of equity securities of the Company or OpCo; provided, however, that (x) nothing herein prevents either Party or any of its managed or controlled funds from selling any debt or equity securities of the Company or OpCo currently Beneficially Owned by such Party or entering into, purchasing or selling cash-settled derivatives relating to such securities so long as so doing is in compliance with law and such transactions do not result in any increase in the number of Company or OpCo equity securities Beneficially Owned by such Party, and (y) the Parties may acquire Beneficial Ownership of up to 8,000,000 additional equity securities of the Company in the aggregate, so long as so doing is in compliance with law.

3.    Voting. Each Party reserves the sole right to vote any equity or other securities of the Company or OpCo Beneficially Owned by it in such manner as it determines in its sole discretion.

4.    Regulatory Filings. Each Party will individually make and be solely responsible for any filings or notifications as may be necessary under applicable law in connection with the entry into this Agreement and the performance of its obligations hereunder.

5.    Costs. All fees and expenses (other than filing fees, if any) will be borne by the Parties according to each Party’s Pro Rata Share. A Party’s “Pro Rata Share” will be calculated as a fraction equal to one divided by the total number of Parties. In the event that a Party terminates this Agreement as to itself pursuant to Section 6 hereof or this Agreement is otherwise terminated pursuant to Section 6 hereof, such Party will cease to have any further obligation for its Pro Rata Share of fees and expenses as provided in this Section 5 incurred through the 15th of the month if such written notice is delivered to the other Party prior to such date, or through the end of the month if such written notice is delivered to the other Party after the 15th of the month or this Agreement is terminated pursuant to Section 6 hereof.

6.    Termination. Either Party may terminate this Agreement as to itself for any reason or for no reason upon written notice to the other Party. This Agreement will terminate without further action upon the earlier to occur of (a) a date mutually agreed by the Parties and (b) the date on which one of the Parties has withdrawn from this Agreement pursuant to this Section 6. No termination of this Agreement pursuant to this Section 6 will relieve either Party from liability for any prior breach by such Party or responsibility for payment of costs and expenses as provided in Section 5 hereof.

7.    Entire Agreement. This Agreement constitutes the entire agreement among the Parties with respect to the subject matter hereof and the Parties expressly represent that, except for this Agreement, the Parties do not have any written or oral agreement or understanding with respect to the debt or equity securities of the Company or OpCo.

8.    Miscellaneous. This Agreement (a) may be executed in two or more counterparts, each of which will be considered to be an original but all of which will be considered to be the same agreement, and (b) will be governed by the laws of the State of New York without regard to the conflict of laws principles that would cause the laws of another State to apply. Any proceeding in respect of this Agreement may only be initiated in U.S. District Court in the Southern District of New York or, if such court declines to accept jurisdiction, a New York state court located in the Borough of Manhattan.

9.    Notices. Notices must be in writing and will be deemed given hereunder when delivered personally or sent by email (receipt confirmed) to the notice persons identified on the signature pages hereto.

[Remainder of Page Intentionally Left Blank]

By signing below, each Party agrees to be bound pursuant to and in accordance with the terms of this Agreement effective as of August 6, 2019.

Abrams Capital Management, L.P., on behalf of itself and its managed or controlled funds

By:	/s/ David Abrams
Name:	David Abrams
Title:	Managing Member of its General Partner

Company Common Shares: 25,000,000
OpCo Preferred Shares: 0
Other Equity Securities: 0

Notice Person:
222 Berkeley Street, 21st Floor Boston, MA 02116

[Signature page to Agreement]

Knighthead Capital Management, LLC, on behalf of itself and its managed or controlled funds

By:	/s/ Thomas A. Wagner
Name:	Thomas A. Wagner
Title:	Managing Member

Company Common Shares: 13,654,521
OpCo Preferred Shares: 0
Other Equity Securities:
Options to acquire 2,748,000 Company Common Shares

Notice Person:
1140 Avenue of the Americas, 12th Floor New York, NY 10036

[Signature page to Agreement]